PNM RESOURCES, INC. AND SUBSIDIARIES							Exhibit 12.1
Ratio of Earnings to Fixed Charges
(1,000'S)

							Nine Months
Line			Year Ended December 31,				Ended
No.		2003	2002	2001	2000	1999	9/30/04
	Fixed charges, as defined by the Securities and Exchange
	Commission:

1	Interest on Long-term Debt	$ 59,429	$ 56,409	$ 62,716	$ 62,823	$ 65,899	$ 35,100
2	Amortization of Debt Premium, Discount and Expenses	2,838	2,302	2,346	2,037	2,121	2,015
3	Other Interest	5,423	2,859	(42)	752	2,667	1,306
4	Estimated Interest Factor of Lease Rental Charges	20,452	23,233	22,856	19,716	16,514	15,213

5	Total Fixed Charges	$ 88,142	$ 84,803	$ 87,876	$ 85,328	$ 87,201	$ 53,634

	Earnings, as defined by the Securities and Exchange
	Commission:

6	Consolidated Net Earnings from Continuing Operations	$ 59,138	$ 64,272	$ 150,433	$ 100,946	$ 79,614	$ 69,484
7	Income Taxes	27,889	33,032	81,063	74,345	42,308	38,705
8	Add Fixed Charges as Above	88,142	84,803	87,876	85,328	87,201	53,634

9	Earnings Availabe for Fixed Charges	$ 175,169	$ 182,107	$ 319,372	$ 260,619	$ 209,123	$161,823

10	Ratio for Earnings to Fixed Charges	1.99	2.15	3.63	3.05	2.40	3.02